AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ___, 1999. REGISTRATION NO. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                              TRITON ENERGY LIMITED
             (Exact name of registrant as specified in its charter)

      CAYMAN ISLANDS                              NONE
(State or other jurisdiction                (I.R.S. Employer
of incorporation or organization)            Identification No.)

                            CALEDONIAN HOUSE
                               MARY STREET
                             P. O. BOX 1043
                               GEORGE TOWN
                      GRAND CAYMAN, CAYMAN ISLANDS
                              (345) 949-0500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                          ------------------------

                             THOMAS J. MURPHY
                        TRITON ENERGY CORPORATION
                 6688 NORTH CENTRAL EXPRESSWAY, SUITE 1400
                         DALLAS, TEXAS  75206
                            (214) 691-5200
          (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ------------------------
Copies to:

                          VINCENT PAGANO, JR., ESQ.
                          SIMPSON THACHER & BARTLETT
                           425 LEXINGTON AVENUE
                       NEW YORK, NEW YORK 10017-3909
                           ------------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statementfor the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                   (continued  on  next  page)


(continued  from  previous  page)

                         CALCULATION OF REGISTRATION FEE


                                AMOUNT        PROPOSED
------------------------------  ----------    ------------------------
TITLE OF EACH CLASS             TO BE         MAXIMUM  OFFERING         PROPOSED MAXIMUM          AMOUNT OF
------------------------------  ----------    ------------------------  ------------------------  ----------------
OF SECURITIES TO BE REGISTERED  REGISTERED    PRICE PER UNIT  OR SHARE  AGGREGATE OFFERING PRICE  REGISTRATION FEE
                                ----------    ------------------------  ------------------------  ----------------
Debt securities, debt warrants,
preference shares, depositary
shares, preference warrants,
ordinary shares and
ordinary  warrants  (1)         $250,000,000(2)       100%  (3)          $  250,000,000(2)(3)     $   69,500(4)
                                --------------- ----------------------   --------------------     ----------------



(1) The Debt Securities registered hereby include such additional amount as may be necessary so that, if Debt Securities are issued at an original issue discount, the aggregate initial offering price of all Debt Securities will equal $250,000,000. The Ordinary Shares registered hereby include Preference Share Purchase Rights (the "Rights"). The Rights are associated with and trade with the Ordinary Shares. The value, if any, attributable to the Rights is reflected in the market price of the Ordinary Shares. There are also being registered hereunder an indeterminate number of Ordinary Shares as shall be issuable upon conversion or redemption of Preference Shares or Debt Securities registered hereby.
(2) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed
$250,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including the euro. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3)    Estimated solely for the purposes of computing the registration fee.
(4)    Calculated pursuant to Section 6(b).


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION  8(A),  MAY  DETERMINE.



THE  INFORMATION  IN  THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              Subject to completion
                   Preliminary Prospectus dated June   , 1999

Prospectus

                                  [Triton Logo]

                              TRITON ENERGY LIMITED

                                 DEBT SECURITIES
                                PREFERENCE SHARES
                                DEPOSITARY SHARES
                                 ORDINARY SHARES
                                    WARRANTS

                            ------------------------

     By this prospectus, we may offer from time to time up to $250,000,000 of our debt securities, preference shares, depositary shares, ordinary shares and warrants. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities.

     You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

     SEE "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR SECURITIES.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ------------------------

This  prospectus  is  dated                ,  1999

                                TABLE OF CONTENTS




                                                             PAGE
                                                             ----
About this Prospectus                                           3
Disclosure Regarding Forward-Looking Information                3
Triton Energy Limited                                           4
Enforceability of Civil Liabilities against Foreign Persons     4
Risk Factors                                                    5
Use of Proceeds                                                10
Ratios of Earnings to Fixed Charges and Earnings to
  Combined Fixed Charges and Preference Dividends              11
The Securities                                                 11
Description of Debt Securities                                 12
Description of Share Capital                                   26
Description of Warrants                                        34
Plan of Distribution                                           34
Where You Can Find More Information About Triton               36
Incorporation of Information We File with the SEC              36
Experts                                                        37
Legal Opinions                                                 37


                              ABOUT THIS PROSPECTUS


     This prospectus is part of a registration statement (No. 333-__________) (the "registration statement") that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer from time to time up to $250,000,000 of any of the following securities, either separately or in units: debt, preference shares, depositary shares, ordinary shares and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus, the accompanying prospectus supplement, and the documents we refer you to, as well as written and oral statements made or incorporated by reference from time to time by Triton and its representatives in reports, filings with the SEC, press releases, conferences or otherwise, may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. This information is subject to the "Safe Harbor" provisions of those statutes. Forward-looking statements include statements concerning Triton's and management's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying such forward-looking statements. The words "anticipates," "estimates," "expects," "believes," "intends," "plans," "may," "will," "should," and similar expressions used in this prospectus, the accompanying prospectus supplement, and in the documents we refer you to are intended to identify such forward-looking statements. These statements include information regarding:

   -  drilling schedules;

   -  expected or planned production capacity;

   -  the closing of branch offices;

   -  future production of the Cusiana and Cupiagua fields in Colombia;

   - the negotiation of a gas-sales contract, the completion of development and the commencement of production in Malaysia-Thailand;

   - our capital budget, future capital requirements and our ability to meet our future capital needs;

   - future general and administrative expense and the portion to be capitalized;

   -  future interest expense and the portion to be capitalized;

   -  our ability to realize our deferred tax asset;

   -  the level of future expenditures for environmental costs;

   -  the outcome of regulatory and litigation matters;

   -  the impact of Year 2000 issues;

   - the estimated fair value of derivative instruments, including the equity swap; and

   - proven oil and gas reserves and discounted future net cash flows therefrom.


     These statements are based on Triton's current expectations and involve a number of risks and uncertainties, including those described in the context of such forward-looking statements, as well as those presented in "Risk Factors" below. Actual results and developments could differ materially from those expressed in or implied by these statements. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional information with respect to these factors, see Triton's Annual Report on Form 10-K for the year ended December 31, 1998. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC."

                              TRITON ENERGY LIMITED

     Triton Energy Limited ("Triton", which may be referred to as "we" or "us" in this prospectus) is an international oil and gas exploration and production company. Our principal properties, operations, and oil and gas reserves are located in Colombia and Malaysia-Thailand. We are exploring for oil and gas in these areas, as well as in southern Europe, Africa and the Middle East.

     Our principal executive office is located at Caledonian House, Mary Street, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands and our telephone number there is (345) 949-0050. You can also obtain information regarding Triton by contacting our Investor Relations Department c/o Triton Energy, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206, telephone number (214) 691-5200, or by visiting our web site, www.tritonenergy.com. You can also obtain information about us from the Securities and Exchange Commission and the New York Stock Exchange. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC."

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

     Triton is a Cayman Islands company, certain of our officers and directors may be residents of various jurisdictions outside the United States and our Cayman Islands legal counsel, W.S. Walker & Company, are residents of the Cayman Islands. All or a substantial portion of our assets and the assets of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce in United States courts judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act of 1933. We have agreed to be served with process with respect to actions based on offers and sales of securities made pursuant to this prospectus and the accompanying prospectus supplement in the United States. To bring a claim against us, you may serve Triton's Corporate Secretary, c/o Triton Energy Corporation, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, its United States agent appointed for that purpose.

     W. S. Walker & Company, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (a) judgments of United States courts obtained in actions against us or such other persons that are predicated upon the civil liability provisions of the Securities Act of 1933 or (b) in original actions brought against us or such other persons predicated upon the Securities Act of 1933. There is no treaty between the United States and the Cayman Islands providing for such enforcement, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws would not be allowed in Cayman Islands courts as contrary to that nation's policy.

                                  RISK FACTORS

     In deciding whether to invest in Triton securities, you should consider the following risks. You should consider carefully these risks along with the other information in this document and the documents to which we have referred you. See "Where You Can Find More Information about Triton" and "Incorporation of Information We File with the SEC" below.

DRILLING OIL AND GAS WELLS COULD INVOLVE BLOWOUTS, HURRICANES, ENVIRONMENTAL AND OTHER OPERATING RISKS

     The nature of the oil and gas business involves certain operating hazards such as well blowouts, explosions, uncontrollable flows of oil, gas or well fluids, pollution, earthquakes, formations with abnormal pressures, labor disruptions, fires, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses. In addition, we may be liable for environmental damages caused by previous owners of property purchased by us or our predecessors. As a result, we could incur substantial liabilities to third parties or governmental entities. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations. In addition, we cannot be sure that insurance will continue to be available, or that insurance will continue to be available at premium levels that justify its purchase.

OUR  OPERATING  RESULTS  ARE  SIGNIFICANTLY  IMPACTED  BY  OIL  PRICES

     Currently, substantially all of our revenues are derived from the sale of oil produced in Colombia. In general, we sell our oil production at prices that are based on the market price of oil on the date of sale, although from time to time we may sell production in advance at contractually fixed prices and we may enter into hedging transactions. The market price for oil historically has been volatile and has recently decreased significantly. For example, during the three year period ended December 31, 1998, WTI oil prices fluctuated between a low price of $10.72 per barrel and a high price of $26.62 per barrel. Further decreases in oil and natural gas prices will adversely affect our revenues, results of operations, and cash flows. If the industry experiences significant prolonged future price decreases, we may be unable to generate sufficient cash flow from operations to make planned capital expenditures.

WE  MAY  INCUR  WRITEDOWNS  OF  PROPERTIES'  CARRYING  VALUES

     We follow the full cost method of accounting for exploration and development of oil and gas reserves. Under this method of accounting, all of our costs related to acquisition, holding and initial exploration of licenses in countries where we do not have any proved reserves are initially capitalized. We then periodically make assessments of these licenses for impairment on a country-by-country basis. Based on our evaluation of drilling results, seismic data and other information we deem relevant, we may be required to write down the carrying value of the oil and gas licenses in that country. A writedown constitutes a charge to earnings that does not impact our cash flow from operating activities. However, a writedown does impact the amount of our shareholders' equity. For example, in the second quarter of 1998, we recorded a $77.3 million ($72.6 million, net of tax) writedown of unevaluated oil and gas properties. Due to the unpredictable nature of exploration drilling activities, the amount and timing of impairment write-downs are difficult to predict.

     In addition to possible writedowns that could occur periodically due to our assessments of licenses where we do not have any proved reserves, the accounting rules could require us to write down the carrying value of properties where we do have proved reserves as a result of the "full cost ceiling limitation" prescribed by the SEC. Under the full cost ceiling limitation, we will incur a writedown in any country to the extent that the net capitalized costs of oil and gas properties for that country, less related deferred income taxes, exceeds the amount given by the following formula:

(1)  the  estimated  future net revenues from the properties, discounted at 10%;
plus

(2)  unevaluated  costs  not  being  amortized;  plus

(3) the lower of cost or estimated fair value of unproved properties being amortized; minus

(4) income tax effects related to differences between the financial statement basis and tax basis of oil and gas properties.

     The discounted future net revenues from the properties is determined based on the selling price of oil or gas as of the end of the accounting period, or when results of operations for that period are determined. For example, as a result of a decline in oil prices in 1998, we incurred a writedown of evaluated oil and gas properties in Colombia of $105.4 million ($68.5 million, net of tax) and $135.6 million ($115.9 million, net of tax) in June and December, 1998, respectively, because of the full cost ceiling limitation. No adjustments were made to our reserves in Colombia as a result of the decline in prices. The SEC full cost ceiling limitation was calculated using the net prices of approximately $13 per barrel (as of June 30, 1998) and $11 per barrel (as of December 31, 1998). An additional writedown could be required if oil prices fall below the December 31, 1998, level at later quarter end dates.

     You can find information concerning our assets at December 31, 1998, including capitalized costs by geographic area, in note 22 of the notes to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 1998.

WE OPERATE IN FOREIGN COUNTRIES AND ARE SUBJECT TO POLITICAL, ECONOMIC AND OTHER UNCERTAINTIES

     We conduct substantially all of our exploration and production operations, and derive substantially all of our revenues, outside the United States. Operations in foreign countries, particularly in the oil and gas business, are subject to political, economic and other uncertainties, including:

    - the risk of expropriation, nationalization, war, revolution, border disputes, renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs;

    - taxation policies, including royalty and tax increases and retroactive tax claims;

    - exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over our international operations;

    - laws and policies of the United States affecting foreign trade, taxation and investment; and

    - the possibility of having to be subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States.

     To date, our international operations have not been materially affected by these risks.

THERE  ARE  CERTAIN  RISKS  INVOLVED  IN  OPERATING  IN  COLOMBIA

     Our Colombia operation is responsible for substantially all of our revenues and operating cash flow. Development of reserves in the Colombia fields is ongoing and will require additional drilling.

     From time to time, guerrilla activity in Colombia has disrupted the operation of oil and gas projects causing increased costs. The guerrilla activity has increased over the last few years, causing delays in the development of the Cupiagua Field. Although we and our partners, as well as the Colombian government, have taken steps to maintain security and favorable relations with the local population, we cannot assure you that these attempts to reduce or prevent guerrilla activity will be successful or that guerrilla activity will not disrupt operations in the future.

     Colombia is among several nations whose progress in stemming the production and transit of illegal drugs is subject to annual certification by the President of the United States. In March 1999, the President of the United States announced that Colombia would be certified. We cannot assure you that, in the future, Colombia will receive certification or a national interest waiver. If in the future the United States does not grant Colombia certification, or a national interest waiver, several adverse consequences could result, including the following:

     - all bilateral aid, except anti-narcotics and humanitarian aid, would be suspended;

     - the Export-Import Bank of the United States and the Overseas Private Investment Corporation would not approve financing for new projects in Colombia;

     - U.S. representatives at multilateral lending institutions would be required to vote against all loan requests from Colombia (although such votes would not constitute vetoes); and

     - the President of the United States and Congress would retain the right to apply future trade sanctions.

     Each of these consequences could result in adverse economic consequences in Colombia and could further heighten the political and economic risks associated with our operations there.

THERE  ARE  CERTAIN  RISKS  INVOLVED  IN  OPERATING  IN  MALAYSIA-THAILAND

     We have an interest in a production sharing contract covering Block A-18 in the Malaysia-Thailand Joint Development Area. The contract gives us and our partners the right to explore for and produce oil and gas from the area. The area is located approximately 450 kilometers northeast of Kuala Lumpur and 750 kilometers south of Bangkok. We expect that it will take several years and the drilling of additional wells and the installation of production facilities before we can start producing gas from the area and receiving revenues. Also, pipelines will be required to be connected between the area and ultimate markets.

     As of the date of this prospectus, we have not signed a definitive agreement for the sale of our production. In April 1998, we and the other parties to the contract executed a "heads of agreement" contemplating a definitive gas-sales agreement for the sale of natural gas from the block. We and the representatives of each of the other parties, both buyers and sellers, have agreed to present an agreed form of gas-sales agreement to our boards of directors, and to the governments of Malaysia and Thailand, for approval. We cannot assure you that the agreement will be approved or executed, or if it is executed when it will occur. We believe we reduced some of the risk associated with developing our interest in this area when we sold to ARCO one-half of the shares of our subsidiary that held our interest in the block. In connection with the sale, ARCO agreed to pay the future exploration and development costs attributable to ours and ARCO's collective interest in Block A-18. This obligation of ARCO to "carry" our share of these costs is limited so that we and ARCO will each begin paying our share of the costs once ARCO has paid $377 million, or when gas production begins from a gas field, whichever occurs first.

THERE  MAY  BE  CERTAIN  RISKS  BECAUSE  OF  THE  INFLUENCE  OF  HICKS  MUSE

     In connection with the purchase by HM4 Triton, L.P., an affiliate of Hicks, Muse, Tate & Furst Incorporated, of 1,822,500 shares of our 8% Convertible Preference Shares in September 1998, five Triton directors resigned, we decreased the size of our board of directors from eleven to ten, and our board of directors appointed four persons nominated by HM4 Triton, L.P. to fill the vacancies. Under a shareholders agreement with HM4 Triton, L.P., for so long as the entire board of directors consists of ten members, HM4 Triton, L.P. has the right to designate four nominees for election to our board of directors. The number of persons HM4 Triton, L.P. has the right to designate will vary proportionately with any change in the total number of members of the board of directors. HM4 Triton, L.P.'s right to designate nominees for election to our board of directors will be reduced if HM4 Triton, L.P. reduces the number of Triton shares it holds below certain amounts.

     In the shareholders agreement, we also agreed that we would not take certain fundamental corporate actions without the consent of HM4 Triton, L.P. Some of the actions that would require HM4 Triton, L.P.'s consent are listed below:

   - entering into a merger or similar business combination transaction, or effecting a reorganization, recapitalization or other transaction pursuant to which a majority of the outstanding ordinary shares or any 8% Convertible Preference Shares are exchanged for securities, cash or other property;

  - authorizing, creating or modifying the terms of any securities that would rank equal to or senior to the 8% Convertible Preference Shares;

  -  selling assets comprising more than 50% of the market value of Triton;

  -  paying dividends on our ordinary shares;

  -  incurring certain levels of debt; and

  -  commencing a tender offer or exchange offer for any of our ordinary shares.

     In addition to the right to designate directors and the consent rights that HM4 Triton, L.P. has, HM4 Triton, L.P. controls approximately 37% of the total voting power of our outstanding shares through the ownership of 8% Convertible Preference Shares and ordinary shares. Thus, HM4 Triton, L.P. has significant influence over the actions we might take and will be able to influence, and in some cases determine, the outcome of matters submitted for approval of our shareholders. The existence of HM4 Triton, L.P. as a Triton shareholder may make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, a majority of the outstanding ordinary shares. A third party would be required to negotiate any such transaction with HM4 Triton, L.P. and the interests of HM4 Triton, L.P. as a shareholder may be different from the interests of the other Triton shareholders.



ANTI-TAKEOVER  PROVISIONS

     In addition to the influence of HM4 Triton, L.P. as described above, our articles of association include provisions that may make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, a majority of the outstanding ordinary shares. We can issue approximately eight million preference shares with rights and preferences to be determined by the board of directors without any shareholder approval. Our directors are divided into three classes and only one class is elected each year. These factors will make it difficult for a third party to replace our entire board of directors. We also have a shareholder rights plan which gives our shareholders the right to purchase ordinary shares for one-half of their per share market value if a third party acquires beneficial ownership of 15% or more of the ordinary shares (although HM4 Triton, L.P.'s ability to acquire shares is unlimited unless its ownership decreases below certain levels). This would result in significant economic dilution of any third party's investment. Finally, under Cayman Islands law, a business combination generally requires the affirmative vote of two-thirds of the shareholders voting.

THE  OIL  AND  GAS  INDUSTRY  IS  HIGHLY  COMPETITIVE

     The exploration and production business is highly competitive. We face strong competition from major oil companies (including government-owned companies), independent operators and other companies for favorable oil and gas concessions, licenses, production-sharing contracts and leases, drilling rights and markets. Many of our competitors have substantially larger financial resources, staffs and facilities. Additionally, the governments of certain countries where we operate may from time to time give preferential treatment to their nationals.

THE  OUTCOME  OF  LITIGATION  IS  IMPOSSIBLE  TO PREDICT AND CAN HAVE AN ADVERSE
IMPACT

     We cannot predict the outcome of litigation and its impact on our operations and financial condition. There are many factors that affect the outcome and impact of litigation that are beyond our control, such as jury verdicts, the application of laws to various factual situations, the actions that may or may not be taken by other parties and the availability of insurance. In addition, in certain situations, such as environmental claims, we could be held responsible for the liabilities of other parties. Moreover, circumstances could arise under which we may elect to settle claims at amounts that exceed our expected liability for the claims in order to avoid costly litigation. Judgments or settlements could, therefore, exceed any reserves.


                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement or term sheet, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement or term sheet for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, or the financing of possible acquisitions. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

                     RATIOS OF EARNINGS TO FIXED CHARGES AND
           EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

     For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends, earnings consist of earnings (loss) from continuing operations before income taxes, minority interest and extraordinary items, plus fixed charges (interest charges and preference share dividend requirements of subsidiaries, adjusted to a pretax basis), less interest capitalized, less preference share dividend requirements of subsidiaries adjusted to a pretax basis and less undistributed earnings of affiliates whose debt is not guaranteed by the Company.

     The following table sets forth the ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the Company for the periods indicated:



                                                                                                         SEVEN
                             THREE MONTHS                                                                MONTHS        YEAR
                                 ENDED                                                                   ENDED         ENDED
                               MARCH 31,            YEAR ENDED DECEMBER 31,  DEC. 31,                    MAY 31,       MAY 31,
                      ------------------------- ----------------------------------------------------
                          1999         1998         1998         1997           1996        1995         1994           1994
                      ------------ ------------ ------------ ------------  ------------ ------------  ------------   ------------
Ratio of earnings to
  fixed charges           1.3x         4.3x        (a)            (a)         (a)          1.1x           (a)            (a)
Ratio of earnings to
  combined fixed
  charges and
  preference dividends    1.3x         4.2x        (b)            (b)         (b)          1.0x           (b)            (b)




(a) Earnings were inadequate to cover fixed charges for the years ended December 31, 1998, 1997 and 1996 by $261,824,000, $8,922,000 and $6,275,000,
respectively, for the seven months ended December 31, 1994 by $30,565,000 and for the year ended May 31, 1994 by $40,976,000. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the three months ended March 31, 1998 by $9,356,000, for the years ended December 31, 1998, 1997 and 1995 by $39,377,000, $15,175,000 and $9,921,000, respectively, for the seven months ended December 31, 1994 by $29,581,000 and for the year ended May 31, 1994 by $51,415,000.

(b) Earnings were inadequate to cover combined fixed charges and preference dividends for the years ended December 31, 1998, 1997 and 1996 by $264,885,000, $9,322,000 and $7,260,000, respectively, for the seven months ended December 31, 1994 by $31,014,000 and for the year ended May 31, 1994 by $40,976,000. Without nonrecurring items, earnings would have been inadequate to cover combined fixed charges and preference dividends for the three months ended March 31, 1998 by $9,543,000, for the years ended December 31, 1998, 1997 and 1995 by $42,438,000,
$15,575,000 and $10,723,000, respectively, for the seven months ended December 31, 1994 by $30,030,000 and for the year ended May 31, 1994 by $51,415,000.


                                 THE SECURITIES

     We intend to sell our securities from time to time. These securities may include the following, in each case, as specified by us at the time of offering:
(1) debt securities, comprising senior debt securities and subordinated debt securities, each of which may be convertible into common stock or preferred stock, (2) preference shares, (3) depositary shares representing preference shares, (4) ordinary shares, and (5) warrants to purchase debt securities, preference shares or ordinary shares.

     We will offer the securities to the public on terms determined by market conditions at the time of sale and set forth in a prospectus supplement or term sheet relating to the specific issue of securities.

     We will offer the securities described in this prospectus either separately or together in one or more series of up to $250,000,000 aggregate public offering price or its equivalent in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of the offering, as shall be designated by us at the time of the offering.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We may offer our unsecured general obligations, which may be senior (the "Senior Securities"), senior subordinated (the "Senior Subordinated Securities") or subordinated (the "Subordinated Securities"). The Senior Securities, the Senior Subordinated Securities and the Subordinated Securities are together referred to as the "Debt Securities".

     The Senior Securities will be issued under an indenture between us and , as trustee. The Senior Subordinated Securities will be issued under an indenture between us
and                 ,  as  trustee.  The  Subordinated Securities will be issued
under  an  indenture between us and                 , as trustee. The indentures
permit  us  to  appoint  a different trustee for each series of Debt Securities.

     We have described below certain general terms that may apply to the Debt Securities. We will describe the particular terms of any Debt Securities we offer to you in the prospectus supplement relating to the specific series of Debt Securities being offered.

     The Indentures are substantially identical, except for provisions relating to subordination. The following summary of certain provisions of the indentures with respect to the Senior Securities, the Senior Subordinated Securities and the Subordinated Securities is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement of which this prospectus is a part. Section references below are to the sections in the applicable indenture.

     Each indenture provides that we may issue Debt Securities up to the principal amount we authorize from time to time. The Senior Securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The Senior Subordinated Securities will be subordinate and junior in right of payment to all Senior Indebtedness (as defined below under "Provisions Applicable only to Senior Subordinated Securities and Subordinated Securities -- Subordination"), but will be senior to any Indebtedness that is neither Senior Indebtedness nor Senior Subordinated Indebtedness. The Subordinated Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness.

     We may issue the Debt Securities in one or more separate series of Senior Securities, Senior Subordinated Securities and/or Subordinated Securities. We will specify in the prospectus supplement relating to a particular series of Debt Securities being offered the particular amounts, prices and terms of those Debt Securities. These terms may include:


  -  the title and type of the Debt Securities;

  - any limit on the aggregate principal amount or aggregate initial offering price of the Debt Securities;

  -  the purchase price of the Debt Securities;

  - the dates on which the principal of the Debt Securities will be payable and the amount payable upon acceleration;

  - the interest rates of the Debt Securities, including the interest rates, if any, applicable to overdue payments, or the method for determining interest rates, the dates from which interest will accrue, and the interest payment dates for the Debt Securities;

  - any provision relating to the issuance of the Debt Securities at an original issue discount;

  - the places where and the manner in which payments may be made on the Debt Securities and the places where you may present the Debt Securities for transfer;

  - any mandatory or optional redemption provisions applicable to the Debt Securities;

  -  any sinking fund or similar provisions applicable to the Debt Securities;

  - the authorized denominations of the Debt Securities (if other than $1,000 and integral multiples of $1,000);

  - if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the Debt Securities will be payable (which currencies may be different for principal, premium and interest payments);

  -  any conversion or exchange provisions applicable to the Debt Securities;

  -  the name of the trustee if different from the trustees named above;

  - any deleted, modified or additional events of default or remedies or additional covenants applicable to the Debt Securities (if not described in this prospectus); and

  -  any  other  specific  terms  of  the  Debt  Securities.

     Debt Securities may bear interest at a fixed or a floating rate. In addition, we may issue some of the Debt Securities as original issue discount Debt Securities. Original issue discount Debt Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount Debt Securities. If we offer other kinds of Debt Securities, including Debt Securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those Debt Securities will also contain any special tax, accounting or other information relating to those Debt Securities.

     In addition, when we determine whether holders of the requisite aggregate principal amount of outstanding Debt Securities of any series have given any request, demand, authorization, direction, notice, consent or waiver under the indentures, we will deem as outstanding for this purpose the principal amounts of the relevant original issue discount Debt Securities that are due and payable as of the date of determination upon acceleration.

     We will issue the Debt Securities only in fully registered form and in denominations of $1,000 and any integral multiple thereof (Section 2.7). The indentures permit us to issue Debt Securities of a series in definitive, certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of Debt Securities, but we may require the relevant holder to pay any taxes or other governmental charges (Section 2.8).

     Unless otherwise specified in the applicable prospectus supplement, we will pay principal of (and premium, if any) and interest, if any, on the Debt Securities at the corporate trust office of the trustee in New York City. You may also make transfers or exchanges of Debt Securities at that location. We also have the right to pay interest on any Debt Securities by check mailed to the registered holders of the Debt Securities at their registered addresses. In connection with any payment on a Debt Security, we may require the holder to certify information to the Trustee. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

     Unless otherwise specified in the applicable prospectus supplement, none of the indentures limits our ability to pay dividends or acquire our shares. In addition, unless otherwise specified in the applicable prospectus supplement, none of the indentures limits the amount of Debt Securities that may be issued thereunder nor do they provide you with any special protection if we are involved in a highly leveraged transaction, recapitalization or restructuring.

     We may issue Debt Securities upon the exercise of Warrants issued with other Debt Securities or upon exchange or conversion of exchangeable or convertible Debt Securities. The applicable prospectus supplement will describe the specific terms of any of those Warrants or exchangeable or convertible securities. It will also describe the specific terms of the Debt Securities issuable upon the exercise, exchange or conversion of those securities. See "Description of Warrants" below.

     Events of Default. Unless otherwise defined in the applicable prospectus supplement, an event of default is defined in each indenture with respect to any series of Debt Securities as any one of the following events:

(1) default in the payment of principal of (or premium, if any, on) any Debt Security of that series when due;

(2) default in the payment of interest on any Debt Security of that series and the default continues for 30 days;

(3) default in the payment or satisfaction of any sinking fund payment or other purchase obligation with respect to that series when due;

(4) we fail to perform any of the other covenants in the indenture applicable to that series for 90 days after proper notice;

(5)(A) we fail to pay indebtedness for money borrowed at the later of final maturity or the expiration of any applicable grace period or (B) the maturity of indebtedness for money borrowed by us is accelerated, if in the case of either
(A) or (B) the total principal amount of the indebtedness exceeds $20,000,000 and if we do not obtain the rescission or annulment of the default or acceleration within 20 days after due notice;

(6) certain events of bankruptcy, insolvency or reorganization of Triton; and

(7) any other event of default specified with respect to Debt Securities of that series (Section 5.1).


     If any event of default with respect to Debt Securities of any series occurs and is continuing, either the trustee or holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are original issue discount Debt Securities, a specified portion of the principal amount) of all Debt Securities of that series to be due and payable immediately. No such declaration is required upon certain events of bankruptcy. Subject to certain conditions, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series may annul the declaration and waive past defaults (except uncured payment defaults and certain other specified defaults) (Section 5.1).

     We will describe in the applicable prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount Debt Securities upon an event of default.

     Each of the indentures provides that no holder of any series of Debt Securities may sue us or otherwise bring an action against us to enforce the indenture, unless (i) the holder had previously notified the trustee of the default, (ii) the holders of at least 25% in aggregate principal amount of that series of Debt Securities then outstanding have requested the Trustee to sue us or otherwise bring an action against us to enforce the indenture and have offered to indemnify the trustee and (iii) the trustee for 60 days after its receipt of the notice, request and offer of indemnity shall have neglected or refused to institute the suit or proceeding. Subject to the subordination provisions applicable to the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the right of a holder of any Debt Security to receive payment of the principal of, premium, if any, or interest, if any, on the Debt Security, on or after the due dates, or to institute a suit for the enforcement of payment can not be impaired or affected without the holder's consent (Section 5.4).

     The indentures provide that the holders of a majority in aggregate principal amount of any series of Debt Securities then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any of the trustee's powers with respect to that series. The trustee will not be required to follow such directions if the trustee determines that the action or proceeding is unlawful or would involve the trustee in personal liability (Section 5.7).

     We are required under each indenture to file annually with the trustee a certificate of no default, or specifying any default that exists (Section 4.3).

     Defeasance and Covenant Defeasance. Each of the indentures contains a provision that permits us to elect (1) defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any Debt Securities of that series then outstanding, and/or (2) covenant defeasance, which would release us from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or a cross-default (Article Ten). To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those Debt Securities. As used in the indentures, U.S. Government Obligations are (A) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that is or is guaranteed as a full faith and credit obligation of the United States and that is not redeemable by the issuer and (B) certain depository receipts with respect to an obligation referred to in clause (A).

     As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling issued to us by the Internal Revenue Service or published as a revenue ruling or upon a change in applicable Federal income tax law (Section 10.1).

     If we exercise our covenant defeasance option with respect to a particular series of Debt Securities, then even if there were a default under the related covenant, payment of those Debt Securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of Debt Securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those Debt Securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on those Debt Securities. This is because the required deposit of money and/or U.S. Government Obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

     Modification of the Indentures. We and the applicable trustee for any series of Debt Securities may modify the applicable indenture or any supplemental indenture for that series with the consent of the holders of not less than a majority in principal amount of the series of outstanding Debt Securities affected by the modification. However, without the consent of each affected holder, no such modification may:

  -  extend the stated maturity of any Debt Security;

  -  reduce the principal amount of (or premium, if any, on) any Debt Security;

  - reduce the rate or extend the time of payment of interest on any Debt Security;

  -  change the currency or currencies in which any Debt Security is payable;

  - reduce the percentage of holders of outstanding Debt Securities of any series required to consent to any modification, amendment or waiver under the indenture;

  - reduce or alter the computation method of any amount payable on redemption, repayment or purchase by us;

  - reduce the principal of any original issue discount Debt Security payable upon acceleration or provable in bankruptcy;

  - impair or affect the holders' right to institute suit for the enforcement of any payment, or if applicable, adversely affect any right any holder may have for prepayment; or

  - change the provisions in the indenture that relate to its modification or amendment (Section 8.2).

     We and the applicable trustee may enter into supplemental indentures without the consent of the holders of the Debt Securities to, among others:

  - evidence the assumption by a successor entity of our obligations under the applicable indenture;

  -  add covenants or new events of default for the holders' protection;

  -  secure the Debt Securities; and

  - modify existing covenants and events of default solely with respect to, or add new covenants and events of default that only apply to, Debt Securities that are not yet issued and outstanding on the date of the supplemental indenture (Section 8.1).

     Consolidation, Merger and Sale of Assets. Unless otherwise specified in the applicable prospectus supplement, we may, without the consent of the holders of any Debt Securities, consolidate with or merge into any other person or transfer, exchange or dispose of all or substantially all of our assets to another person, provided that:

(1) the successor is a corporation or partnership organized under U.S. or Cayman Islands law;

(2) the successor person, if not Triton, assumes our obligations on the Debt Securities and under the indentures;

(3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4) certain  other  conditions  are  met  (Section  9.1).

     Additional Amounts. We will make all payments on the Debt Securities without deduction or withholding for withholding taxes, levies or other charges imposed by the Cayman Islands. If, in the future, the Cayman Islands imposes any requirement for deducting or withholding any such taxes, levies or other charges, we will add to any payments of principal, premium (if any), and interest (if any), an amount that will result in the net amounts paid to you or the trustee, as the case may be, being equal to the amounts of principal, premium (if any), and interest (if any), to which you are entitled under the terms of the Debt Securities and the applicable indenture ("Additional Amounts").

     We  will  not  be  required  to  pay  Additional  Amounts  if:

   - the tax, levy, or other charge is imposed because you (or a fiduciary, settlor, beneficiary of, member or shareholder of, yours, if applicable) are a domiciliary, national or resident of, or engage in business or maintain a permanent establishment or being physically present in, the Cayman Islands or otherwise having some connection with the Cayman Islands other than the holding or owning the Debt Securities or

   - you present your Debt Securities for payment (if presentation is required) more than 30 days after the date such payment was due or was provided for, whichever is later.

  Also, we will not be required to pay Additional Amounts with respect to the following:

   - estate, inheritance, gift, sales, transfer, excise, personal property or similar taxes, levies or charges;

   - taxes, levies or charges that are not payable by withholding from our payment of principal, premium (if any), and interest (if any); or


   - taxes, levies or charges that are imposed due to a failure by you to comply with any reporting requirements, if any, concerning your nationality, residence, identity or connections with the relevant tax authority.

     In addition, if you are a fiduciary or a partnership, we will not pay you Additional Amounts to the extent that we would not be required to pay any Additional Amounts to your beneficiary or settlor, or partner or other beneficial owner, if they were the holder of the Debt Securities.

PROVISIONS  APPLICABLE  ONLY  TO  SENIOR  SECURITIES

     The Senior Securities will be direct, unsecured general obligations of Triton, will constitute Senior Indebtedness of Triton, and will have the same rank as our other Senior Indebtedness. For a definition of "Senior Indebtedness" see "--Provisions Applicable only to Senior Subordinated Securities and Subordinated Securities -- Subordination" below.

     Limitations on Liens. As long as any Senior Securities are outstanding, the senior indenture provides that we may not, and may not permit any Restricted Subsidiary to, pledge, mortgage or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any property or assets owned by us or any Restricted Subsidiary to secure any debt, unless we also provide any outstanding Senior Securities with an equal and ratable security interest (Section 3.6 of the senior indenture).

     This  limitation  will  not  apply  to  or  restrict  the  following:

   - any mortgage, pledge, security interest or other lien on any asset that is in existence at the time we issue the Senior Securities;

   - any mortgage, pledge, security interest or other lien on any asset created at the time we or any Restricted Subsidiary acquires the asset, or within one year after we or any Restricted Subsidiary acquires the asset, in order to finance all or a portion of the purchase price for the asset;

   - any mortgage, pledge, security interest or other lien on any asset that is in existence at the time we or any Restricted Subsidiary acquires the asset;

   - any mortgage, pledge, security interest or other lien on any asset of an entity that is in existence at the time the entity becomes a Restricted Subsidiary after the date of the senior indenture;

   - any mortgage, pledge, security interest or other lien on any asset arising in connection with a transfer by us or any Restricted Subsidiary of a production payment;

   - any mortgage, pledge, security interest or other lien on property that secures (i) the cost of exploration, drilling or development of the property, (ii) the cost of acquiring, constructing, or improving the property, or (iii) indebtedness incurred by us or any Restricted Subsidiary to provide funds for any of these activities;

   - any mortgage, pledge, security interest or other lien with respect to crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until the transferee will realize a specified amount of money or of such crude oil, natural gas or other petroleum hydrocarbons;

   - any mortgage, pledge, security interest or other lien required by any contract or statute in order to permit us or any Restricted Subsidiary to perform a contract made with or at the request of a government or governmental agency, or to secure partial, progress, advance or other payments by such government or governmental agency to us or any Restricted Subsidiary pursuant to the provisions of any contract or statute;

  - any mortgage, pledge, security interest or other lien in our favor or in favor of any Restricted Subsidiary;

  - any mortgage, pledge, security interest or other lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of debt securities the interest on which is excludable from the taxable gross income of the holder of such security for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or a subsidiary;

  - any extension, renewal or refunding of any mortgage, pledge, security interest or other lien described in the foregoing on substantially the same property or assets;

  - the mortgage, pledge, security interest or other lien that would arise if we were to deposit funds or securities to defease any of our or our subsidiaries' indebtedness;

  - any mortgage, pledge, security interest or other lien securing indebtedness under hedging obligations or contracts otherwise permitted under the senior indenture; or

  - any mortgage, pledge, security interest or other lien securing any indebtedness in an amount which, together with all other secured indebtedness that is not otherwise permitted by the foregoing, does not at the time of the incurrence of the secured indebtedness exceed 20% of Consolidated Net Tangible Assets.

     In addition, this limitation will not apply to or restrict certain mortgages, pledges, security interests or other liens that arise in the ordinary course of the international oil and gas business, such as the following:

  - taxes, assessments, governmental charges or levies on our property or any Restricted Subsidiary's property if they are being contested in good faith or are not delinquent and can be paid without penalty;

  - carriers', warehousemen's, landlords' and mechanics' liens and other similar liens that secure obligations that are being contested in good faith or are less than 60 days past due;

  - pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

  - utility easements, building restrictions or other encumbrances or charges against real property that do not materially affect its marketability or interfere with our usage of it;

  - those that arise under operating or similar agreements for obligations that are not yet due or are being contested in good faith;

  - reserves for oil, gas and/or mineral leases, production sharing contracts and petroleum concession agreements and licenses for bonus or rental payments and for compliance with the terms in such documents;

  - those that arise pursuant to agreements that are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production for the extraction of products therefrom;

  - those imposed on personal property (excluding any Restricted Subsidiary's capital stock) to secure our or any Restricted Subsidiary's indebtedness (other than indebtedness that will mature or is renewable on a date more than one year after original incurrence); and

  - those imposed by law or order as a result of any court or regulatory body proceeding that are being contested in good faith or judgement liens or other court-ordered awards or settlements as to which we have not exhausted our appellate rights.

     Certain Definitions. Unless otherwise specified in the applicable prospectus supplement, the following definitions are applicable to the discussion of the senior indenture (Article One).

     "Consolidated Net Tangible Assets" means the total assets included on our most recent consolidated balance sheet (consolidating only Restricted Subsidiaries), less applicable reserves and other properly deductible items and after deducting (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles, all in accordance with generally accepted accounting principles consistently applied.

     A  "Restricted  Subsidiary"  means

  - any subsidiary of Triton that owns or leases any property or interest that we consider to be capable of producing oil or gas or minerals in commercial quantities,

  - any subsidiary of Triton that owns or leases any processing or manufacturing plant or pipeline that is material to our business, and

  - any other subsidiary our Board of Directors designates as a Restricted Subsidiary.


PROVISIONS APPLICABLE ONLY TO SENIOR SUBORDINATED SECURITIES AND SUBORDINATED SECURITIES

     The Senior Subordinated Securities and Subordinated Securities will be direct, unsecured general obligations of Triton. The Senior Subordinated Securities will be subordinate and junior in right of payment, to the extent set forth in the senior subordinated indenture, to all Senior Indebtedness, but will be senior to any indebtedness that is neither Senior Indebtedness nor Senior Subordinated Indebtedness. The Subordinated Securities will be subordinate and junior in right of payment, to the extent set forth in the subordinated indenture, to all Senior Indebtedness. The senior subordinated indenture and subordinated indenture do not limit the amount of indebtedness (including Senior Indebtedness and Senior Subordinated Indebtedness) we may incur. As of ______________, 1999, Senior Indebtedness totaled approximately $___ million.

     Subordination. The senior subordinated indenture and subordinated indenture define "Senior Indebtedness" to mean, as to any series of Debt Securities constituting Senior Subordinated Securities or Subordinated Securities, the principal of (and premium, if any) and interest on all indebtedness for money borrowed by us, whether outstanding on the date each such indenture became effective or created, assumed or incurred after that date (including all indebtedness for money borrowed by another person that we guarantee), except indebtedness that is stated to be inferior to or to have the same rank as that series of Debt Securities. Senior Indebtedness does not include our other indebtedness that is expressly stated to have the same rank as the Senior Subordinated Securities or Subordinated Securities or to rank junior to the Senior Subordinated Securities or Subordinated Securities. Senior Indebtedness does not include any indebtedness of Triton to any of our wholly-owned subsidiaries, interest accruing after certain events of bankruptcy or insolvency unless the interest is an allowed claim under federal or state bankruptcy laws or trade payables.

     Under the senior subordinated indenture and the subordinated indenture, we may not make any payment on the Senior Subordinated Securities or Subordinated Securities in the event:

  - we have failed to make full payment of all amounts of principal (and premium, if any) and interest, if any, due on all Senior Indebtedness; or

  - there shall exist and be continuing any other event of default on any Senior Indebtedness and the maturity of such Senior Indebtedness has been accelerated (Sections 13.1 and 13.4 of the senior subordinated debt indenture and Sections 13.1 and 13.4 of the subordinated debt indenture).

     If any other default under Senior Indebtedness occurs that would permit its acceleration, or if any other default under Senior Indebtedness occurs and any applicable grace period expires, then the holders of Senior Indebtedness may prohibit any payment on the Senior Subordinated Securities or Subordinated Securities for up to 179 days.

     Upon our dissolution, winding-up, liquidation or reorganization, we must pay to the holders of Senior Indebtedness the full amounts of principal of (and premium, if any) and interest, if any, on that Senior Indebtedness before any payment or distribution is made on the Senior Subordinated Securities or Subordinated Securities (Section 13.1 of the senior subordinated debt indenture and Section 13.1 of the subordinated debt indenture).

PERMANENT  GLOBAL  DEBT  SECURITIES

     We may issue certain series of the Debt Securities as permanent global Debt Securities and deposit them with a depositary with respect to that series (Section 2.8). Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of the depository arrangements applicable to Debt Securities issued in permanent global form and for which The Depositary Trust Company ("DTC") acts as depositary (the "global Debt Securities").

     Each global Debt Security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global Debt Securities are not exchangeable for definitive, certificated Debt Securities.

     Only institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants may own beneficial interests in a global Debt Security. DTC will maintain records reflecting ownership of beneficial interests by participants in the global Debt Securities and transfers of those interests. Participants will maintain records evidencing ownership of beneficial interests in the global Debt Securities by persons that hold through those participants and transfers of those interests within those participants. DTC has no knowledge of the actual beneficial owners of the Debt Securities. DTC will not issue any written confirmation of a purchase of beneficial interests in a global Debt Security, but we do expect that the relevant participant will issue written confirmations providing details of the transaction, as well as periodic statements of a purchaser's holdings. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in definitive, certificated form. Those laws may impair an owner's ability to transfer beneficial interests in a global Debt Security.

     DTC has advised us that upon the issuance of a global Debt Security and the deposit of that global Debt Security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that global Debt Security to the accounts of its participants.

     We will make payment of principal of, and interest on, Debt Securities represented by a global Debt Security to DTC or its nominee, as the case may be, as the registered owner and holder of the global Debt Security representing those Debt Securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global Debt Security, DTC will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global Debt Security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a global Debt Security held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, the trustees nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a global Debt Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to those beneficial interests.

     A global Debt Security is exchangeable for definitive Debt Securities registered in the name of a person other than DTC or its nominee only if:

     (a) DTC notifies us that it is unwilling or unable to continue as depositary for that global Debt Security or DTC ceases to be registered under the Securities Exchange Act of 1934;

     (b) we determine in our discretion that the global Debt Security will be exchangeable for definitive Debt Securities in registered form; or

     (c) there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the Debt Securities.

     Any global Debt Security that is exchangeable as described in the preceding sentence will be exchangeable in whole for definitive, certificated Debt Securities in registered form, of like tenor and of an equal aggregate principal amount as the global Debt Security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The registrar will register the definitive Debt Securities in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global Debt Security. We will make payment of any principal and interest on the definitive Debt Securities and will register transfers and exchanges of those definitive Debt Securities at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the Debt Securities.

     Except as provided above, an owner of a beneficial interest in a global Debt Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holder of Debt Securities for any purpose under the applicable indenture. No global Debt Security will be exchangeable except for another global Debt Security of like denomination and tenor to be registered in the name of DTC or its nominee.
Accordingly, the owner must rely on the procedures of DTC and the participant through which the owner owns his interest to exercise any rights of a holder under the global Debt Security or the applicable indenture.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global Debt Security desires to take any action that a holder is entitled to take under the Debt Securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to take that action, and those participants would authorize beneficial owners owning through those participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial
Code and a "clearing agency" registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. (the "NASD"). Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     DTC's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000" problems. The Depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as they relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom DTC acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     We believe that the sources from which the information in this section concerning DTC and DTC's system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

INFORMATION  CONCERNING  THE  TRUSTEES

     We may maintain deposits and conduct other banking transactions with the trustee in the ordinary course of business and the trustee may serve as trustee with respect to other series of debt securities.

     If a bank or trust company other than ________________ or ________________ is to act as trustee for a series of Debt Securities, information concerning such other trustee will be set forth in the applicable prospectus supplement.


                          DESCRIPTION OF SHARE CAPITAL

PREFERENCE  SHARES

     We are authorized by our memorandum and articles of association to issue up to 20,000,000 preference shares, $.01 par value per share, in one or more classes or series without shareholder action. If we issue a class or series of preference shares, we can determine the number of shares of each class or series, and the rights, preferences and limitations of each class or series, at the time we issue the shares. We may also amend our memorandum and articles of association to increase the number of authorized preference shares in a manner permitted by our memorandum and articles of association and Cayman Islands law. As of the date of this prospectus, we have two series of preference shares outstanding, which are described below under "Outstanding Preference Shares".

     We will describe the particular terms of any series of preference shares being offered in the prospectus supplement relating to that series of preference shares. Those terms may include:


  -  the number of shares being offered;

  -  the title and liquidation preference per share;

  -  the purchase price;

  -  the dividend rate (or method for determining that rate);

  -  the dates on which dividends will be paid;

  - whether dividends will be cumulative and, if cumulative, the dates from which dividends will begin to accumulate;

  -  any applicable redemption, retirement or sinking fund provisions;

  -  any applicable voting rights;

  - any applicable provisions for the conversion of the shares offered into, or for the exchange of such shares for, shares of any other class or series of share capital of Triton or another corporation or any series of any other class or classes, or of any other series of the same class;

  - whether we have elected to offer depositary shares with respect to that series of preference shares; and

  - any additional dividend, liquidation, redemption, retirement, sinking fund and other rights, qualifications, limitations, and restrictions applicable to that series of preference shares.

     You should refer to the resolutions relating to the series of the preference shares being offered for the complete terms of those preference shares. We will file those resolutions with the SEC promptly after the offering of the preference shares.

OUTSTANDING  PREFERENCE  SHARES

     As of the date of this prospectus, we have two series of preference shares outstanding, the 8% Convertible Preference Shares and the 5% Convertible Preference Shares. The following summary of certain provisions of the resolutions establishing the terms of the outstanding preference shares is not complete. You should refer to the resolutions, copies of which are exhibits to the registration statement.

     8%  Convertible  Preference  Shares

     Dividends.  We  are  required  to  pay  dividends  on  the  8%  Convertible
     ---------
Preference Shares semi-annually at the rate of 8% per year of the stated value per share (initially $70) for each semi-annual dividend period ending on June 30 and December 31 of each year. The first dividend period is the period ending on June 30, 1999. Dividends on the 8% Convertible Preference Shares are cumulative.

     We are required to pay dividends on the 8% Convertible Preference Shares no later than five days after the end of a dividend period. We can choose to pay dividends in cash or in additional 8% Convertible Preference Shares. If dividends are not paid in cash or in additional shares on a scheduled dividend payment date, all accumulated but unpaid dividends will be added to the stated value of the 8% Convertible Preference Shares outstanding, and future dividends will accumulate and be paid based on the stated value, as adjusted.

     The 8% Convertible Preference Shares have priority as to dividends over ordinary shares and any other Triton shares ranking junior as to dividends to the 8% Convertible Preference Shares. We may not pay a dividend or other distribution on any ordinary shares or other shares ranking junior to the 8% Convertible Preference Shares unless all accumulated and unpaid dividends on the 8% Convertible Preference Shares have been paid. If any accrued dividends are not paid in full on the 8% Convertible Preference Shares or on any shares ranking equal to the 8% Convertible Preference Shares as to dividends, we must pay the dividends on the 8% Convertible Preference Shares and such equally-ranked shares so that the amount of dividends declared per share on the 8% Convertible Preference Shares and such equally-ranked shares will bear the same ratio that accrued and unpaid dividends per share on the 8% Convertible Preference Shares and such equally-ranked shares bear to each other.

     So long as the 8% Convertible Preference Shares are outstanding, we may not redeem or purchase any ordinary shares or any Triton shares ranking junior as to dividends to the 8% Convertible Preference Shares or any other Triton shares ranking junior to the 8% Convertible Preference Shares as to liquidation rights unless (i) full dividends on all outstanding 8% Convertible Preference Shares and any other shares ranking equal as to dividends to the 8% Convertible Preference Shares have been, or contemporaneously are, paid and (ii) we pay or set aside cash (or additional shares of 8% Convertible Preference Shares) in amounts sufficient to pay the dividend for the current dividend period. In any event, we may purchase or acquire such junior shares either (A) pursuant to any employee or director incentive or benefit plan or arrangement or (B) in exchange solely for junior shares.

     So long as the 8% Convertible Preference Shares are outstanding, we may not redeem or purchase any Triton shares ranking equal as to dividends to the 8% Convertible Preference Shares or any other Triton shares ranking equal to the 8% Convertible Preference Shares as to liquidation rights, or make any distributions as to such shares, unless full dividends on all outstanding 8% Convertible Preference Shares have been, or contemporaneously are, paid.

     Conversion. Holders of  8% Convertible Preference Shares generally have the
     ----------
right to convert their 8% Convertible Preference Shares into ordinary shares at any time before redemption at the conversion price in effect at the time of conversion. The current conversion price is $17.50 per ordinary share so that each 8% Convertible Preference Share is convertible into four ordinary shares. The conversion price is subject to adjustment under certain circumstances. Upon the conversion of 8% Convertible Preference Shares, the holder is also entitled to receive an amount in cash equal to all accumulated and unpaid dividends on the 8% Convertible Preference Shares converted through the effective date of conversion.

     Redemption.  We  cannot  redeem the 8% Convertible Preference Shares before
     ----------
September 30, 2001. Beginning September 30, 2001, we can redeem all, but not less than all, of the outstanding 8% Convertible Preference Shares if the average market value of the ordinary shares as calculated below is above certain market values. The redemption price will be equal to $70 per share, plus an amount equal to all accumulated but unpaid dividends, and will be payable in cash.

     The average market value is determined by averaging the closing price of the ordinary shares for the 20 trading days preceding the delivery of the notice of redemption. We may only redeem the 8% Convertible Preference Shares if this average market value exceeds the average market value corresponding to the six-month period set forth below:


Redemption Notice Given on the Six Months Ending:  Average Price
  March 31, 2002                                     $     28.54
  September 30, 2002                                       31.14
  March 31, 2003                                           34.20
  September 30, 2003                                       37.58
  March 31, 2004                                           32.57
  September 30, 2004                                       34.97
  March 31, 2005                                           37.60


     Beginning April 1, 2005, the minimum average market value will be increased every six months to reflect an internal rate of return of 20% for a holder purchasing 8% Convertible Preference Shares as of the date the first 8% Convertible Preference Share was issued. The minimum average market values set forth above will be adjusted in the event of any combination, subdivision or reclassification of ordinary shares, or any similar event.

     Liquidation  Rights.  The  liquidation  preference  of  the  8% Convertible
     -------------------
Preference  Shares  is  $70  per  share,  plus accumulated and unpaid dividends.

     Voting  Rights.  The  holders  of  the  8%  Convertible  Preference  Shares
     --------------
generally vote with the holders of the ordinary shares on all matters brought before our shareholders. In addition, a class vote of the 8% Convertible Preference Shares is required in certain limited circumstances. The holders of the 8% Convertible Preference Shares will also be entitled to elect two directors of Triton if we do not pay dividends on the 8% Convertible Preference Shares under certain circumstances. When voting with the holders of the ordinary shares, the holders of the 8% Convertible Preference Shares have the number of votes for each share that they would have if they had converted their shares into ordinary shares on the related record date. When voting as a class, the holders of the 8% Convertible Preference Shares have one vote per share.

     We have entered into a Shareholders Agreement with HM4 Triton, L.P. The Shareholders Agreement provides that, in general, for so long as the entire board of directors consists of ten members, HM4 Triton, L.P. (and its designated transferees, collectively) may designate four nominees for election to the board of directors (with such number of designees increasing or decreasing proportionately with any change in the total number of members of the board of directors and with any fractional directorship rounded up to the next whole number). The right of HM4 Triton, L.P. (and its designated transferees) to designate nominees for election to the board of directors will be reduced if the number of ordinary shares held by HM4 Triton, L.P. and its affiliates (assuming conversion of 8% Convertible Preference Shares into ordinary shares) represents less than certain specified percentages of the number of ordinary shares (assuming conversion of 8% Convertible Preference Shares into ordinary shares) purchased by HM4 Triton, L.P. under a stock purchase agreement between HM4
Triton,  L.P.  and  us.

     In the Shareholders Agreement, we also agreed that we would not take certain fundamental corporate actions without the consent of HM4 Triton, L.P. Some of the actions that would require HM4 Triton, L.P.'s consent are listed below:

  - entering into a merger or similar business combination transaction, or effecting a reorganization, recapitalization or other transaction pursuant to which a majority of the outstanding ordinary shares or any 8% Convertible Preference Shares are exchanged for securities, cash or other property;

  - authorizing, creating or modifying the terms of any securities that would rank equal to or senior to the 8% Convertible Preference Shares;

  -  selling assets comprising more than 50% of the market value of Triton;

  -  paying dividends on our ordinary shares;

  -  incurring certain levels of debt; and

  -  commencing a tender offer or exchange offer for any of our ordinary shares.

5% Convertible Preference Shares

     Dividends.  We  are  required  to  pay  dividends  on  the  5%  Convertible
     ---------
Preference Shares semi-annually at the rate of 5% per year of the redemption price per share (initially $34.41) for each semi-annual dividend period on March 30 and September 30 of each year. Dividends on the 5% Convertible Preference Shares are cumulative.

     If we do not pay the dividend on the 5% Convertible Preference Shares within 15 days after a dividend payment date, dividends payable on the 5% Convertible Preference Shares will be increased by an amount equal to the prime rate of Morgan Guaranty Trust Company of New York as in effect plus 1% applied against the amount of unpaid dividends until the dividends are paid.

     The 5% Convertible Preference Shares have priority as to dividends over ordinary shares and any other class or series of shares ranking junior to the 5% Convertible Preference Shares. We may not pay a dividend (other than dividends payable solely in shares ranking junior to the 5% Convertible Preference Shares) or make any other distribution on any ordinary shares or other shares ranking junior to the 5% Convertible Preference Shares unless all dividends on the 5% Convertible Preference Shares have been paid. We may not pay dividends on the 5% Convertible Preference Shares or on any class or series of shares ranking equal to the 5% Convertible Preference Shares unless we have paid, or concurrently pay, all accrued and unpaid dividends for all prior periods on the 5% Convertible Preference Shares or the class or series of shares ranking equal to the 5% Convertible Preference Shares, as the case may be. If any accrued dividends are not paid in full on the 5% Convertible Preference Shares and any class or series of shares ranking equal to the 5% Convertible Preference Shares, we must pay any dividends on the 5% Convertible Preference Shares and such equally-ranked shares so that the amount of dividends declared per share on the 5% Convertible Preference Shares and such equally-ranked shares will bear the same ratio that accrued and unpaid dividends per share on the 5% Convertible Preference Shares and such equally-ranked shares bear to each other.

     The 5% Convertible Preference Shares are junior as to dividends to any series or class of shares ranking senior to them and if we fail to pay dividends on any senior-ranked shares at any time, we may not pay any dividends on the 5% Convertible Preference Shares.

     Conversion.  Subject  to  certain  limitations,  holders  of 5% Convertible
     ----------
Preference Shares have the right to convert their 5% Convertible Preference Shares into ordinary shares at any time before redemption. Currently, each 5% Convertible Preference Share is convertible into one ordinary share. The conversion price is subject to adjustment under certain circumstances. No payment or adjustment will be made for accrued or unpaid dividends on the 5%
Convertible Preference Shares upon conversion of 5% Convertible Preference Shares except under certain circumstances.

     Redemption.  We can redeem the 5% Convertible Preference Shares at any time
     ----------
in whole or in part. The redemption price is equal to $34.41 per share, plus an amount equal to all accumulated but unpaid dividends, and is payable in cash.

     If any 5% Convertible Preference Shares are outstanding on March 30, 2004, we are required to redeem the 5% Convertible Preference Shares. In this event, we may redeem the 5% Convertible Preference Shares by

  - paying cash at the $34.41 redemption price plus all accumulated and unpaid dividends to the redemption date;

  - issuing to the holder a number of ordinary shares with a market value equal to the $34.41 redemption price plus all accumulated and unpaid dividends to the redemption date; or

  - a combination of cash or ordinary shares equal to the $34.41 redemption price plus all accumulated and unpaid dividends to the redemption date.

     Liquidation  Rights.  The  liquidation  preference  of  the  5% Convertible
     -------------------
Preference  Shares  is  $34.41 per share, plus accumulated and unpaid dividends.

     Voting  Rights.  Except  as  described  below  and as required under Cayman
     --------------
Islands law, the holders of the 5% Convertible Preference Shares generally have no voting rights. So long as any 5% Convertible Preference Shares are outstanding, the consent of the holders of at least two-thirds of the outstanding 5% Convertible Preference Shares is required if we issue other than wholly for cash consideration, any shares of any class of shares that would rank senior to the 5% Convertible Preference Shares in dividend or liquidation rights, or if we propose to amend our articles of association in a manner adversely affecting the rights of the holders of the 5% Convertible Preference Shares. However, we may amend our articles of association to increase the number of authorized shares of Triton's preference shares without the vote of the holders of the outstanding 5% Convertible Preference Shares. When voting as a class, the holders of the 5% Convertible Preference Shares have one vote per share.

SHAREHOLDER  RIGHTS  PLAN

     We have adopted a Shareholder Rights Plan. Under this plan, preference share rights attach to all ordinary shares at the rate of one right for each ordinary share. Each right entitles the ordinary shareholder to purchase one one-thousandth of our Series A Junior Participating Preference Shares, par value $.01 per share ("Junior Preference Shares"), at a price of $120 per one one-thousandth of a Junior Preference Share, subject to adjustment. Generally, the rights only become distributable 10 days following public announcement that a person has acquired beneficial ownership of 15% or more of our ordinary shares or 10 business days following commencement of a tender offer or exchange offer for 15% or more of our outstanding ordinary shares. If, among other events, any person becomes the beneficial owner of 15% or more of our ordinary shares, each right not owned by such person generally becomes the right to purchase a number of ordinary shares equal to the number obtained by dividing the right's exercise price (currently $120) by 50% of the market price of the ordinary shares on the date of the first occurrence. In addition, if we are subsequently merged or certain other extraordinary business transactions are consummated, each right generally becomes a right to purchase a number of shares of common stock of the acquiring person equal to the number obtained by dividing the right's exercise price by 50% of the market price of the common stock on the date of the first occurrence. Pursuant to the terms of the plan, any acquisition of Triton shares by HM4 Triton, L.P. or its affiliates will not result in the distribution of rights unless and until HM4 Triton, L.P.'s ownership of Triton shares is reduced below certain levels.

     Under certain circumstances, our board of directors may determine that a tender offer or merger is fair to all our shareholders and prevent the rights from being exercised. At any time after a person or group acquires 15% or more of the ordinary shares outstanding and prior to the acquisition by such person or group of 50% or more of the outstanding ordinary shares, our board of directors may exchange the rights (other than rights owned by such person or group which will become void), in whole or in part, at an exchange ratio of one ordinary share, or one one-thousandth of a Junior Preference Share, per right (subject to adjustment). We can amend the rights (except the redemption price) in any manner prior to the public announcement that a 15% position has been acquired or a tender offer has been commenced. We can redeem the rights at $0.01 per right at any time prior to the time that a 15% position has been acquired. The rights will expire on May 22, 2005, unless we redeem the rights before then.

     Any Junior Preference Shares we issue pursuant to the Shareholders Rights Plan will rank junior as to dividends and liquidation to both the 8% Convertible Preference Shares and the 5% Convertible Preference Shares. Each Junior Preference Share will be entitled, if we so declare, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per ordinary share. If we liquidate, the holders of the Junior Preference Shares will be entitled to a minimum preferential liquidation payment of $1,000 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 1,000 times the payment made per ordinary share. Each Junior Preference Share will have 1,000 votes, voting together with ordinary shares. Finally, if ordinary shares are converted or exchanged in connection with any merger, consolidation or other transaction, each Junior Preference Share will be entitled to receive 1,000 times the amount received per ordinary share. These rights are protected by customary antidilution provisions.

ORDINARY  SHARES

     General. Under our articles of association, we are authorized to issue 200,000,000 ordinary shares. There were ____________ ordinary shares outstanding as of ____________, 1999.

     Voting and Other Rights. Holders of ordinary shares are entitled to one vote for each share held on all matters submitted to shareholders' meetings, including the election and removal of directors. Holders of ordinary shares vote together as a single class with any voting preference shares unless the terms of any voting preference shares or the articles of association otherwise provide.
The quorum required for a general meeting of the shareholders is a majority of the outstanding ordinary shares entitled to vote at the meeting.

     All matters voted upon at any duly held shareholders' meeting shall be carried by a majority of the votes cast at the meeting by shareholders present in person or by proxy at a duly convened meeting, except that

  -  directors  are  elected  by  plurality  vote;

  - approval of a merger or a similar arrangement requires the approval by 75% of the votes cast (but, in any event at least a majority of the outstanding shares); and

  - approval of a Special Resolution (as defined below) requires the approval of at least two-thirds of the votes cast by shareholders present in person or by proxy at a duly convened meeting.

     A Special Resolution is required to approve a change of the corporate name, the voluntary dissolution, liquidation or winding-up of the affairs of Triton, a reduction of paid-up share capital, and any amendment to our memorandum or articles of association. We must give at least 10 days' notice of a general meeting.

     Because shareholders are not entitled to cumulate their votes, shareholders holding a majority of the outstanding ordinary shares, voting together as a class with the holders of any outstanding voting preference shares, are able to elect all members of our board of directors. Our directors are elected in three classes of approximately equal number and for a term of three years. Therefore, shareholders will not vote for the election of a majority of directors in any single year. Holders of ordinary shares have no preemptive rights.

     Unless the terms of any class of our shares otherwise provide, the rights of the class may not be varied unless the change is approved by all the holders of that class in writing or is approved at a meeting of the holders of the class by a Special Resolution. Unless otherwise provided, the rights will not be deemed varied if we (1) allot other shares which confer on their holders more favorable voting rights or (2) create or issue other shares with preferential rights as to dividends or capital.

     Neither Cayman Islands law nor the articles of association impose any limitation on the right of nonresident holders to hold or vote their ordinary shares.

     Dividend Rights. The holders of ordinary shares are entitled at any time to receive such dividends as are declared by the board of directors. Our ability to pay dividends is restricted by covenants in the Shareholders Agreement with HM4 Triton, L.P. We currently intend to retain earnings for use in our business and the financing of our capital requirements. The payment of any future cash dividends is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions.

     Liquidation. If Triton ever liquidates, dissolves or winds up its business and a shareholder has any outstanding obligations to Triton (whether presently payable or not), the liquidator appointed to oversee Triton's liquidation may deduct from any amount payable in respect of the shareholder's ordinary shares the aggregate amount of such obligation. The liquidator may distribute, in kind, to the holders of the ordinary shares remaining assets of Triton. Alternatively, the liquidator may dispose of all or any part of such remaining assets for cash, or other property, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds to holders of the ordinary shares. The liquidator may vest the whole or any part of such assets in trust as the liquidator thinks fit, so long as no shareholder has any liability.

                             DESCRIPTION OF WARRANTS

     We may issue Warrants to purchase Debt Securities, preference shares or ordinary shares. We may issue Warrants independently of or together with these securities. Each series of Warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the Warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders or beneficial owners of Warrants. This summary of certain provisions of the Warrants and the warrant agreement is not complete. You should refer to the warrant agreement relating to the specific Warrants being offered, including the forms of warrant certificate representing the specific Warrants, for the complete terms. We will file the applicable warrant agreement, together with the form of Warrants, with the SEC before the offering of the specific Warrants.

     Each Warrant will entitle the holder to purchase the principal amount of Debt Securities or the number of preference shares or ordinary shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the applicable prospectus supplement. After the close of business on the expiration date of the Warrants, unexercised Warrants will become void. We will also specify in the applicable prospectus supplement the place or places where, and the manner in which, Warrants may be exercised.

     Prior to the exercise of any Warrants, holders of the Warrants will not have any of the rights of holders of the Debt Securities, preference shares or ordinary shares, as the case may be, purchasable upon exercise of those Warrants, including, (1) in the case of Warrants for the purchase of Debt Securities, the right to receive payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (2) in the case of Warrants for the purchase of preference shares or ordinary shares, the right to receive payments of dividends, if any, on the preference shares or ordinary shares purchasable upon exercise or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     We may sell the Debt Securities, preference shares, depositary shares, ordinary shares and Warrants being offered by using this prospectus:

  -  to or through underwriters;

  -  to or through dealers;

  -  through agents;

  -  through rights offerings; or

  -  directly to purchasers.

  We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.


     If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

     If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

     We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

     Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

     We may offer to sell securities either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

     We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the applicable prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

                       WHERE YOU CAN FIND MORE INFORMATION
                                  ABOUT TRITON

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We have filed a registration statement on Form S-3 with the SEC covering the securities. For further information on Triton and the securities, please refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer to you. As the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and any later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

(i) Annual Report on Form 10-K for the year ended December 31, 1998,

(ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

(iii)  the  description  of  the  ordinary  shares  contained  in  Triton's
Registration Statement on Form 8-A dated March 25, 1996, as amended by Form 8-A/A, dated August 14, 1996, Form 8-A/A dated October 2, 1998, and Form 8-A/A dated January 31, 1999.

     You should rely only on the information incorporated by reference or provided in this prospectus and the applicable prospectus supplement. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front of the document.

     You may request a copy of any of the documents that are incorporated by reference in this prospectus, at no cost, by writing or telephoning us as follows: Triton Energy, Investor Relations, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206-9926, telephone (214) 691-5200.

                                     EXPERTS

     The audited financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

     Certain information with respect to the gas and oil reserves of Triton and its subsidiaries derived from the report of DeGolyer and MacNaughton, independent petroleum engineers, has been incorporated in this prospectus by reference in reliance upon such firm as experts with respect to the matters contained therein.

                                 LEGAL OPINIONS

     W.S. Walker & Company, Grand Cayman, Cayman Islands, will provide an opinion for us regarding the validity of the Offered Securities and _____________ will provide such an opinion for the underwriters.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  14.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION.

     The estimated expenses payable by Triton Energy Limited ("Triton" or the "Company") in connection with the offering described in this Registration Statement are as follows:

Registration Fee                                     $ 69,500
Legal fees and expenses                                75,000
Blue Sky fees and expenses                             10,000
Accounting fees and expenses                           30,000
Fees and expenses of Trustee and counsel               15,000
Printing and duplication expenses                     150,000
Miscellaneous expenses                                  5,000
                                                     --------

Total                                                $354,500

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Triton is a Cayman Islands company. Article XXXIII of Triton's Articles of Association contains provisions with respect to indemnification of Triton's officers and directors. Such provisions provide that Triton shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of Triton), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, Triton, against any liability or expense actually and reasonably incurred by such person in respect thereof. Triton shall also advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise. The Articles of Association also provide that except under certain circumstances, directors of Triton shall not be personally liable to Triton or its shareholders for monetary damages for breach of fiduciary duties as a director.

     The Companies Law (1995 Revision) of the Cayman Islands does not set out any specific restrictions on the ability of a company to indemnify officers or directors. However, the application of basic principles and certain Commonwealth case law which is likely to be persuasive in the Cayman Islands, would indicate that indemnification is generally permissible except in the event that there had been fraud or willful default on the part of the officer or director or reckless disregard of his duties and obligations to Triton.




ITEM  16.  EXHIBITS.

Exhibit

 No.                                 Description of Exhibit
----  ------------------------------------------------------------------------------------

1.1     Form of Underwriting Agreement (Debt Securities and Warrants to Purchase
        Debt Securities). (previously filed as Exhibit 1.2 to the Company's Registration
        Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
1.2     Form of Underwriting Agreement (Equity Securities and Warrants
        to Purchase Equity Securities). (previously filed as Exhibit 1.3 to the Company's
        Registration Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
4.1     Form of Debt Securities.
4.2     Form of Senior Debt Indenture
4.3     Form of Senior Subordinated Debt Indenture
4.4     Form of Subordinated Debt Indenture
4.5     Form of Warrant Agreement for Preference Shares and Ordinary
        Shares (including form of Warrant Certificate). (previously filed as Exhibit 4.8 to the Company's Registration Statement on Form S-3 (No. 333-11703) and
        incorporated herein by reference)
4.6     Form of Warrant Agreement for Debt Securities (including form of Warrant Certificate) (previously filed as Exhibit 4.8 to the Company's
        Registration Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
5.1     *  Opinion of Simpson Thacher & Bartlett.
5.2     *  Opinion of W.S. Walker & Company.
12.1    Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company's Quarterly Report on Form
        10-Q for the Quarter ended March 31, 1999 (the "Form 10-Q")).
12.2    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
        Dividends (incorporated by reference to Exhibit 12.2 to the Form 10-Q).
23.1    Consent of PricewaterhouseCoopers LLP.
23.2    Consent of DeGolyer and MacNaughton.
23.3    *  Consent of Simpson Thacher & Bartlett.
23.4    *  Consent of W.S. Walker & Company.
25.1    Power of Attorney



        * To be filed by amendment.

ITEM 17. UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:


     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the " Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Triton Energy Limited annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Triton pursuant to the foregoing provisions, or otherwise, Triton has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Triton of expenses incurred or paid by a director, officer or controlling person of Triton in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Triton will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on June 18, 1999.


                                          TRITON  ENERGY  LIMITED



                                          By:/s/James C. Musselman
                                          ------------------------
                                            James C. Musselman,
                                            President and Chief
                                            Executive  Officer



                                            /s/Bernard  Gros-Dubois
                                          -----------------------
                                            Bernard  Gros-Dubois
                                            Vice  President
                                            (Principal  Financial
                                             and  Accounting Officer)

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on June 18, 1999 by the following persons in the capacities indicated.

          SIGNATURE                         TITLE
          ---------                         -----


     *                           Chairman  of  the  Board  of  Directors
--------------------
(Thomas  O.  Hicks)




*                                President, Chief Executive Officer and Director
--------------------
(James C. Musselman)             (Principal Executive Officer)


     *                              Director
--------------------
(Sheldon  R.  Erikson)



                                    Director
--------------------
(Jack  D.  Furst)


     *                              Director
--------------------
(Fitzgerald  S.  Hudson)


     *                              Director
--------------------
(John  R.  Huff)


     *                              Director
--------------------
(Michael  E.  McMahon)


     *                              Director
--------------------
(Lamar  Norsworthy)


     *                              Director
--------------------
(C.  Richard  Vermillion)


     *                              Director
--------------------
(J.  Otis  Winters)




*  By:  /s/Bernard Gros-Dubois
        --------------------------------------------
        Bernard  Gros-Dubois,  as  attorney-in-fact






                                INDEX TO EXHIBITS
Exhibit
 No.          Description  of  Exhibit
----          ------------------------




1.1   Form of Underwriting Agreement (Debt Securities and Warrants to Purchase
      Debt Securities). (previously filed as Exhibit 1.2 to the Company's Registration
      Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
1.2   Form of Underwriting Agreement (Equity Securities and Warrants
      to Purchase Equity Securities). (previously filed as Exhibit 1.3 to the Company's
      Registration Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
4.1   Form of Debt Securities.
4.2   Form of Senior Debt Indenture
4.3   Form of Senior Subordinated Debt Indenture
4.4   Form of Subordinated Debt Indenture
4.5   Form of Warrant Agreement for Preference Shares and Ordinary
      Shares (including form of Warrant Certificate). (previously filed as Exhibit 4.8 to the Company's Registration Statement on Form S-3 (No. 333-11703) and
      incorporated herein by reference)
4.6   Form of Warrant Agreement for Debt Securities (including form of Warrant Certificate) (previously filed as Exhibit 4.8 to the Company's
      Registration Statement on Form S-3 (No. 333-11703) and incorporated herein by reference)
5.1   *  Opinion of Simpson Thacher & Bartlett.
5.2   *  Opinion of W.S. Walker & Company.
12.1  Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to the Company's Quarterly Report on Form
      10-Q for the Quarter ended March 31, 1999 (the "Form 10-Q")).
12.2  Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
      Dividends (incorporated by reference to Exhibit 12.2 to the Form 10-Q).
23.1  Consent of PricewaterhouseCoopers LLP.
23.2  Consent of DeGolyer and MacNaughton.
23.3  * Consent of Simpson Thacher & Bartlett.
23.4  * Consent of W.S. Walker & Company.
25.1  Power of Attorney

      * To be filed by amendment.